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                                                                    EXHIBIT 11.1
                         INTERNATIONAL NETWORK SERVICES

                       CALCULATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                         YEAR ENDED JUNE 30,
                                                       -------------------------
                                                        1994     1995     1996
                                                       -------  -------  -------
Weighted average common shares outstanding...........    6,832    8,010    8,394
Weighted average common equivalent shares from
 Mandatorily Redeemable Convertible Preferred Stock
 and warrants, calculated using the if-converted and
 the treasury stock method...........................   10,016   16,531   16,793
Weighted average common equivalent shares from stock
 options and warrants calculated using the treasury
 stock method........................................      --     2,349    2,898
Common equivalent shares from common shares issued
 and stock options granted within twelve months of
 the initial public offering, included pursuant to
 Staff Accounting Bulletin No. 83....................    2,634    2,634    2,634
                                                       -------  -------  -------
Shares used to compute net income (loss) per share...   19,480   29,523   30,719
                                                       =======  =======  =======
Net income (loss)....................................  $(1,394) $   775  $ 2,877
                                                       =======  =======  =======
Net income (loss) per share..........................  $ (0.07) $   .03  $   .09
                                                       =======  =======  =======
Net income (loss) attributable to Common Stock.......  $(1,797) $  (108) $ 1,742
                                                       =======  =======  =======
Net income (loss) attributable to Common Stock per
 share...............................................  $ (0.09) $   --   $  0.06
                                                       =======  =======  =======
Shares used to compute net income (loss) attributable
 to Common Stock per share...........................   19,480   27,173   30,719
                                                       =======  =======  =======
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